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Mergers 101:
Why Past Computer Mergers are More Relevant to HP Shareholders than Oil & Gas
Transactions

Recently Walter Hewlett filed a report titled “Large Computing Mergers Have Consistently Failed” which outlines the stark conclusions drawn from every significant merger in the computer industry1. In short, these transactions had three themes in common: same strategic rationale, same obstacles to success, same result...they all failed.

HP has responded with something entitled “Setting the Record Straight” in which they completely avoid the record of failed computer transactions, but instead take a left turn and suggest that the proposed merger with Compaq should be compared to...transactions in the oil & gas or telecommunications industry. Presumably aware of the poor record of prior transactions such as Compaq/DEC, Compaq/Tandem, Burroughs/Sperry and AT&T/NCR, HP initially asserted that its proposed $25 billion merger was comparable to very small software deals (less than $0.5 billion) done in the middle of the tech bubble. Facing skepticism from investors, HP now would have you believe that a combined HP/Compaq is actually more like a large oil or telecom merger...now that’s a record that’s hard to keep straight.

For most people, it’s a matter of common sense. But for the record, to analyze the potential success of HP/Compaq, past computer mergers are more relevant than oil & gas transactions because different industries have fundamental differences, such as: growth rates, margins, product cycles, competitive dynamics, capital intensity, customer and supplier power, to name a few. For example, success in high technology hinges on rapid product cycles (measured in months). In the petroleum industry, product cycles are measured in decades. In the fiercely competitive and rapidly changing computing industry, companies cannot afford to get out of step with customers by shifting focus to merger integration issues and cost saving.

“The benefits of scale and scope in mature industries, like oil or financial services, can sometimes outweigh the time and energy squandered in the long integration process. But in high technology, no company has ever attempted this trade-off and come out ahead. In fast-moving industries, while the acquirer sorts out its product portfolio and redraws organizational lines, unencumbered rivals seize their chance to race ahead.”2

Don’t Underestimate the Relative Impact on Customers

HP’s comparison of this deal to large transactions in oil and telecom reveals a lack of appreciation of the relative impact on its customers. Large technology transactions have not worked in part because they are customer unfriendly. While customers may not worry about who supplies their oil, or what firm sends them a phone bill every month,

[1] Defined as precedent transactions with a valuation greater than $1 billion.

[2] David B. Yoffie, Professor of International Business Administration, Harvard Business School, The Wall Street Journal, December 17, 2001

they most certainly care about maintaining their installed technology platform, which represents a significant commitment in terms of both IT support and capital. They expect and demand that the suppliers of these platforms will continue to support their solutions, and work to stay at the forefront of development for these solutions. When platforms are eliminated—which MUST occur if stated merger benefits are to be realized—customers are forced to evaluate alternative solutions.

Market Consolidation in the Tech Industry is Driven by Competitive Advantage Not Large Mergers

HP asserts that its proposed mega-merger with Compaq is a necessity because the technology industry is consolidating. To support this reasoning, HP cites examples of non-tech industries that have consolidated through mega-mergers such as Exxon/Mobil and SBC/Ameritech. Why? Perhaps because in the technology industry, consolidation has not been the result of mega-mergers, but rather has been driven by technology leadership and competitive advantage.

Brutal competition is a fact of life in the technology market and has led successful firms to focus on core strengths and creating competitive advantage through superior products and services. What HP is proposing is counter-trend, a massive consolidation of market share in an attempt to create cost-savings and stave-off competition. It hasn’t worked in the past and it won’t work now. Why? Because Compaq is not HP’s real competition, it’s Dell, Sun, IBM and every start-up that’s inventing next generation technology.

Are the leading technology companies acquiring competitors to gain market share. No. They are executing and refining their business models and pursuing tactical acquisitions to acquire new technology that addresses customer requirements. Some are even exiting businesses, such as IBM’s recent decision to reduce its exposure to the PC business due to its declining margins.

In addition to the failed computer mergers analyzed in our report, we neglected to emphasize the acquisition record—or lack thereof—of HP’s successful competitors. Instead of aggressively pursuing mega-mergers such as PriceWaterhouseCoopers and Compaq, HP’s competitors have been busy focusing on managing their existing businesses for many years:

•	Dell has been busy consolidating its market position in PCs and low-end servers with a superior business model. In fact, in its entire history, Dell has made only one small acquisition!

•	IBM built some of the most attractive pieces of its business—such as services—from within, with hard work, over several years. At the same time, it struggled to integrate one of its larger acquisitions, Lotus.

•	Sun has focused on developing leading edge technology and selling it to a committed customer base.

Technology M&A is Not About Consolidation: McKinsey Study “Learning from High-Tech Deals”

One of HP’s advisors, McKinsey & Company, recently published its findings of successful high technology mergers. The sub-heading to the report reads “M&A deals are more likely to destroy value than to create it. But when they are executed strategically and often, as part of the routine of running a business, the odds favor success.” The report describes how successful technology firms pursue tactical acquisitions and consider deal making “much as they do their R&D programs”

"The bias against big deals is well-founded. Smaller transactions lend themselves to simpler, more disciplined structuring and integration, thereby minimizing the negotiations and infighting that, in larger deals, can defeat the logic of the original plan.”

The conclusion is successful companies seldom “chase a blockbuster deal. Indeed, the transactions they undertake tend to be small compared with their own market value: on average, gold-standard companies pay less than 1 percent of their market capitalization on an acquisition.”

Is it Harder to Achieve Success During a Severe Recession in IT Spending?

According to HP, the current contraction in tech spending is the ideal time to pursue a mega-merger because “valuations are better, customers are placing major IT purchases on hold, competitors are in a holding pattern, and it offers time to execute and integrate.” Let’s pause to reflect on this and dissect each statement: 1) better valuation? Not if you were out-negotiated by Compaq and agree to pay more than twice what computing companies have gone for in the past (52x 2002 earnings vs. 19x mean for comparable transactions3), 2) major IT purchases on hold? Yes, that’s the point, 3) competitors in a holding pattern? A delusional and alarming statement for all readers, 4) offers time to execute and integrate? You have exactly the same time, i.e. 24 hrs/day, which Dell, Sun, IBM and others have to solve customers' problems and win business.

HP is apparently comforted that Sandy Weil agrees that the timing is “smart.” Never mind that Mr. Weil is hardly an objective source as his firm, Salomon Smith Barney, is the financial advisor to Compaq, which negotiated this unprecedented valuation, and stands to earn an estimated $60MM in fees4 if the transaction closes.

Is There a Positive Spin for Compaq’s Acquisition of DEC?

In our view, the proposed merger with Compaq looks and sounds a lot like Compaq’s acquisition of DEC. Management has claimed they have learned a lot from mistakes in that transaction. So have investors. Compaq’s value has declined 52% since January 26, 1998 and earnings have plummeted from $1.27 in 1997 to $0.27 forecasted for 20025. Recognizing Compaq’s track record, HP attempts to put a positive spin on the transaction “HP and Compaq management teams can argue that the DEC deal was a success. A new study done by Salomon Smith Barney [again, that independent source]...concludes that the internal rate of return...is 29%.” Well, it’s hard to debate a study that is not made public. Nevertheless, we do know that that 29% IRR never made it to Compaq investors. So, either the math is wrong or Compaq’s core business is a

[3] See Exhibit 1

[4] Based on HP S-4 filed February 5,2002

[5] Based on First Call consensus estimates as of February 6, 2002 complete disaster. Either way, the combined assets have not created the powerful market leadership and shareholder returns anticipated at the time of the merger.

HP Believes that it has All the Elements of a Successful Merger

In its appeal to be compared to large transactions in any industry with intense competition and consolidation, HP asserts that its proposed merger has the following key elements in common with other successful transactions:

•	Achieves market leadership. Response: acquiring market share does not translate to leadership, i.e., demonstrated better business model, technology innovation or success at winning business from competitors.

•	Expands current business (does not enter new businesses). Response: admission of no new significant technology/capabilities added to HP’s portfolio. Significant overlap creates cost synergies which are offset by revenue losses from rationalized products and services

•	Stock only (providing strong balance sheet). Response: Upon announcement of the proposed merger, Moodys downgraded HP’s debt rating and put it on negative watch; S&P has also put the company on negative outlook.

•	Big, with significant cost savings. Response: Bigger, but in an unattractive business, commodity computing. Hardware has diminishing economies of scale and HP and Compaq already have significant scale. HP is doubling its exposure to a volatile business with declining margins, betting on cost savings in 2004

•	Smooth and effective integration. Response: HP has outlined a plan for gradual integration over the next 18-24 months. Remember, this a lifetime in technology and will be highly disruptive to business. Being “ahead of plan” at this stage is irrelevant.

Despite all of the past experience stacked up against this deal, HP management would have us believe that this time is different. Despite a history of failed transactions at both companies and a history of over-optimism and under-delivery, management wants us to believe that tech mergers are now like industrial consolidations and that this $25 billion merger is an absolute imperative. Let’s rely on a little common sense.

Exhibit 1

The Price for Compaq is Unprecedented

HP shareholders are paying more than twice for Compaq what other hardware/systems acquirors have paid historically.

[1]	HP/Compaq multiple paid is based on Compaq FY02 EPS estimate from First Call and HP price as of February 4, 2002, based on deal ratio of 0.6325 HWP shares for each share of CPQ. Historical forward PE ratios are based on terms of the deal as per company filings at time of announcement and target First Call EPS estimates for the next fiscal year on the day prior to the announcement of the deal.